Exhibit 16(c)(2)(iii)

Highly Confidential

[LOGO]

DISCUSSION MATERIALS

January 24, 2002

Tab
TRANSACTION CONSIDERATIONS	1
DUAL CLASS CASE STUDIES	2
NEXT STEPS	3

TRANSACTION CONSIDERATIONS

INTRODUCTION

  •
  Robert W. Baird & Co. ("Baird") appreciates the opportunity to discuss with Methode Electronics, Inc. ("Methode" or the "Company") the Company's capitalization alternatives

  •
  Objectives for today's meeting

  •
  Become familiar with the objectives of the Company and certain of its shareholders

  •
  Discuss select transaction structures that may be available to the Company and its shareholders

  •
  Provide examples of recent dual class common stock combination or repurchase transactions

  •
  Discuss next steps

PARTICIPANT CONSIDERATIONS

  •
  A transaction structure should accommodate the goals of both the McGinley Estate and the Company

  •
  McGinley Estate considerations

  •
  Cash vs. stock vs. combination

  •
  Premium

  •
  Timing

  •
  Participation in future equity gains of the Company

  •
  Exposure to market risk prior to future liquidity event

  •
  Estate planning (diversification, taxes, etc.)

  •
  Transferability of stock (144 volume limitations, registration of stock, etc.)

  •
  Control of the Company

  •
  Company considerations

  •
  Potential disruptive effect of a prolonged transaction process

  •
  Cash position following transaction

  •
  EPS impact

  •
  Signal to the market

  •
  Market reaction

  •
  Tax implications

  •
  Whether to maintain dual class structure

  •
  Control of the Company

CASH BALANCE IMPACT

  •
  An important consideration for the Company is the resulting cash balance after a transaction

Aggregate Cash Outlay and Cash Outlay for Premium—Price and Share Sensitivity Analysis(1)

	Class B Repurchase Price and Premium Per Share
Percentage of Class B Repurchased	$9.32 Current	$10.25 10.0%	$11.18 20.0%	$12.12 30.0%	$13.05 40.0%	$13.98 50.0%	$14.91 60.0%	$15.84 70.0%	$16.78 80.0%
($ in thousands, except per share amounts)
20%	$2,035	$2,239	$2,442	$2,646	$2,849	$3,053	$3,257	$3,460	$3,664
	0	204	407	611	814	1,018	1,221	1,425	1,628
40%	4,071	4,478	4,885	5,292	5,699	6,106	6,513	6,920	7,327
	0	407	814	1,221	1,628	2,035	2,442	2,849	3,257
60%	6,106	6,717	7,327	7,938	8,548	9,159	9,770	10,380	10,991
	0	611	1,221	1,832	2,442	3,053	3,664	4,274	4,885
80%	8,141	8,955	9,770	10,584	11,398	12,212	13,026	13,840	14,654
	0	814	1,628	2,442	3,257	4,071	4,885	5,699	6,513
100%	10,177	11,194	12,212	13,230	14,247	15,265	16,283	17,300	18,318
	0	1,018	2,035	3,053	4,071	5,088	6,106	7,124	8,141

Note: Ignores control issue relating to partial Class B repurchase.

(1)
Assumes no repurchase of Class A shares. Assumes repurchase of Class B shares funded by available cash balances.

EPS IMPACT

  •
  The repurchase of Class B stock will have a small (< $0.01) accretive effect on EPS

FY 2003 EPS Accretion/(Dilution) % Sensitivity Analysis(1)

	Class B Repurchase Price and Premium Per Share
Percentage of Class B Repurchased	$9.32 Current	$10.25 10.0%	$11.18 20.0%	$12.12 30.0%	$13.05 40.0%	$13.98 50.0%	$14.91 60.0%	$15.84 70.0%	$16.78 80.0%
10%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%	0.1%	0.1%
20%	0.4%	0.4%	0.4%	0.4%	0.3%	0.3%	0.3%	0.3%	0.3%
30%	0.6%	0.6%	0.6%	0.5%	0.5%	0.5%	0.5%	0.4%	0.4%
40%	0.8%	0.8%	0.8%	0.7%	0.7%	0.6%	0.6%	0.6%	0.5%
50%	1.1%	1.0%	1.0%	0.9%	0.9%	0.8%	0.8%	0.7%	0.7%
60%	1.3%	1.2%	1.2%	1.1%	1.0%	1.0%	0.9%	0.9%	0.8%
70%	1.5%	1.4%	1.3%	1.3%	1.2%	1.1%	1.1%	1.0%	0.9%
80%	1.7%	1.6%	1.5%	1.5%	1.4%	1.3%	1.2%	1.1%	1.1%
90%	1.9%	1.8%	1.7%	1.7%	1.6%	1.5%	1.4%	1.3%	1.2%
100%	2.1%	2.0%	1.9%	1.8%	1.7%	1.6%	1.5%	1.4%	1.3%

Note: Ignores control issue relating to partial Class B repurchase.

(1)
Assumes no repurchase of Class A shares. Based on a Robert W. Baird research report dated December 20, 2001 and an EPS estimate of $0.54 for FY 2003. Assumes repurchase of Class B shares funded by available cash balances.

TRANSACTION ALTERNATIVES

  •
  A number of transaction structures would provide the McGinley Estate with at least partial short-term liquidity, and benefit the Company as well

Select Transaction Structure Alternatives(1)

Structure	Company Considerations (Structure Specific)		Estate Considerations (Structure Specific)
Repurchase of Class B	•	Control/100,000 share threshold	•	Immediate liquidity
(Tender Offer with Premium)	•	Liquidity of remaining Class B	•	Tax treatment of premium
	•	May not eliminate dual class structure
	•	Signal to market
	•	Cash position post-transaction
	•	Class A shareholders
	•	Market perception
Repurchase of Class B and Class	•	Liquidity to Class A shareholders	•	Immediate liquidity
A (Tender Offer with Premium)	•	Additional use of cash	•	Tax treatment of premium
Combination of Classes (NEWCO	•	Benefits of single class of common (next page)	•	Continued market risk/time to closing
Merger or Amendment to Articles of Incorporation)	•	Shareholder vote	•	Possible Rule 144 volume limitations
	•	Control of Company	•	Registration of new shares
	•	Time to closing
Combination of Classes	•	EPS effect	•	May not permit significant liquidity in near term
followed by General or Targeted	•	Signal to market	•	Possible Rule 144 volume limitations
Common Repurchase	•	Cash position post-transaction
	•	Can guarantee shareholder equality

(1)
Alternatives not mutually exclusive. Excludes discussion of go private transaction, open market repurchase or sale of the Company.

WHY ELIMINATE DUAL CLASS CAPITAL STRUCTURE?

  •
  The Company may use this opportunity to realize some of the benefits of having a single class of stock

  •
  Eliminates potential investor confusion caused by having two classes of listed stock with similar characteristics (except voting rights)

  •
  Simplifies the Company's capital structure, which may generate increased investor interest, expanded analyst coverage and a larger investor base

  •
  Eliminates additional administrative expenses caused by the more complicated capital structure

  •
  Increases liquidity, trading volume and trading efficiencies of the new common stock

  •
  Voting rights of holders of Class A shares and Class B shares would be better aligned with their economic risk of ownership

Tab
TRANSACTION CONSIDERATIONS	1
DUAL CLASS CASE STUDIES	2
NEXT STEPS	3

CASE STUDIES

CASE STUDY #1: PACIFICARE HEALTH SYSTEMS

  •
  Transaction Highlights:

  •
  Combined Class A and Class B shares through an amendment to the Articles of Incorporation

  •
  Largest Class A shareholder received cash premium of $60 million on equity base of approximately $460 million to vote for the amendment

  •
  Company agreed to repurchase new common shares of such shareholder over a 19 month period, with floor and ceiling on repurchase price

Transaction Statistics as of Announcement Date

	Stock
	Class A	Class B
	($ in thousands, except per share data)
Rights	Voting	Non-Voting
Price	$74.00	$79.88
Shares Outstanding	14,800	30,800

Transaction Premiums
Premium/N-V Share	$1.95
Premium per N-V Share/Price per N-V Share	2.4%
Prem./Total Market Cap.	1.7%

Transaction Detail

Company	PacifiCare Health Systems, Inc. (NASDAQ: PHSY)
Effective Date	June 24, 1999
Transaction Description	•	Combined, reclassified and converted Class B Common Stock with Class A Common Stock to create one class of common stock with one vote per share
	•	Both Class A shares and Class B shares received Reclassified Common Stock on a one-for-one share basis
	•	The Reclassified Common Stock have the same rights, preferences and privileges as the Class A Common Stock
	•	PacifiCare paid the UniHealth Foundation (the largest stockholder of PacifiCare) $60 million and agreed to repurchase 5,909,500 shares in exchange for UniHealth pledging to vote all 5,909,500 shares of Class A Common Stock and 285,000 shares of Class B Common Stock FOR approval of the Amended Certificate of Incorporation
Repurchase Details	•	PacifiCare agreed to repurchase 5,909,500 shares from UniHealth between August 6, 1999 and February 15, 2001
	•	The purchase price was set equal to the average of the closing prices of Reclassified Common Stock for the 30 trading days immediately preceding each repurchase date
	•	UniHealth is not obligated to sell any shares on any scheduled repurchase date if the purchase price is less than $75.00 per share ($70.00 per share in the case of the initial repurchase)
	•	PacificCare is not obligated to purchase any UniHealth shares if the purchase price on any scheduled repurchase date exceeds $120.00 per share.
	•	Any shares that are not repurchased because the price is less than $75.00 per share ($70.00 per share in the case of the initial repurchase) or more than $120.00 per share may be sold by UniHealth through the open market or other means

CASE STUDY #1: PACIFICARE HEALTH SYSTEMS
—MARKET REACTION—

PacifiCare Health Systems Stock Price Performance

CASE STUDY #2: BANKATLANTIC BANCORP

  •
  Transaction Highlights:

  •
  Class B shares of non-insiders were repurchased for $6.00 per share, a 24% premium to the four-week average trading price of the Class B shares prior to announcement

  •
  Class B shares ceased to be listed on NASDAQ

  •
  BFC Financial Corp became sole holder of Class B Common Stock

  •
  Both Class A and Class B shareholders voted for the repurchase

Transaction Statistics as of Announcement Date

	Stock
	Class A	Class B
	($ in thousands, except per share data)
Rights	Non-Voting	Voting
Price	$4.00	$5.13
Shares Outstanding	31,627	9,774

Transaction Premiums(1)
Premium/N-V Share	$0.93
Premium per N-V Share/Price per N-V Share	23.2%
Prem./Total Market Cap.	19.4%

(1)
4.9 million Class B shares, representing all publicly held Class B shares, were repurchased.

Transaction Detail

Company	BankAtlantic Bancorp, Inc. (NYSE: BBX (Class A), NASDAQ: BANC (Class B))
Effective Date	August 18, 2000
Transaction Description	•	Each Class B Common Stock (voting stock) share held immediately prior to the effective time by a non-insider of the Company was converted and repurchased for $6.00
	•	Class B Common Stock ceased to be listed on the NASDAQ and no longer had a public market
	•	Each Class A Common Stock share outstanding immediately prior to the transaction was automatically converted and remained outstanding as one share of Class A Common Stock of the Company
Repurchase Details	•	Each share of publicly held Class B Common Stock was converted into the right to receive cash and thereafter the Company had only one publicly traded class of common stock
	•	This was accomplished under the Merger Agreement by the merger of BBC Sub with and into the Company with the corporate existence of BBC Sub ceasing and the Company continuing as the surviving corporation
	•	Following the merger, the public Class B Shareholders received $6.00 in cash in exchange for each share of Class B Common Stock owned immediately prior to the merger
	•	As a result, BFC Financial Corp. became the sole holder of the Class B Common Stock and possessed 100% of the voting rights of the Company

CASE STUDY #2: BANKATLANTIC BANCORP
—MARKET REACTION—

BankAtlantic Bancorp Stock Price Performance

CASE STUDY #3: FISCHER & PORTER

  •
  Transaction Highlights:

  •
  Converted Class B shares to single class of Common

  •
  Warrants (exercise price @ FMV) granted to Class B shareholders as premium

  •
  Move to single class capitalization positioned company for sale

Transaction Statistics as of Announcement Date

	Stock
	Class A	Class B
	($ in thousands, except per share data)
Rights	Non-Voting	Voting
Price	$8.63	N/A
Shares Outstanding	4,659	564

Transaction Premiums
Premium/N-V Share	N/A
Premium per N-V Share/Price per N-V Share	N/A
Prem./Total Market Cap.	N/A

Transaction Detail

Company	Fischer & Porter Company (Formerly AMEX: FP)
Effective Date	September 30, 1993
Transaction Description	•	Convert Class B capital stock shares to common stock shares on a one-for-one basis
	•	Each Class B share also received two warrants, exercisable on or before March 31, 1995, to purchase common stock at $8.625 per share, the closing price of the stock immediately prior to closing
	•	All 564,497 shares of Class B capital stock were held by Jay H. Tolson (Chairman & CEO) and E. Joseph Hochreiter (President & COO)
Repurchase Details	•	In conjunction with the conversion of shares to one class, the Board of Directors hired an investment bank to explore strategic alternatives, including the possible sale of the company

CASE STUDY #3: FISCHER & PORTER
—MARKET REACTION—

Fischer & Porter Stock Price Performance

Note: Fischer & Porter Class B shares were not publicly traded.

CASE STUDY #4: J.M. SMUCKER COMPANY

  •
  Transaction Highlights:

  •
  Combination of classes accomplished via a cash-election merger

  •
  Voting preferences maintained for limited period post-transaction

  •
  Transaction timed to coincide with Annual Meeting to avoid Special Shareholder Meeting, additional proxy statements and extra cost/complexity

Transaction Statistics as of Announcement Date

	Stock
	Class A	Class B
	($ in thousands, except per share data)
Rights	Voting	Non-Voting
Price	$16.69	$14.25
Shares Outstanding	14,259	14,067

Transaction Premiums
Premium/N-V Share	0.0%
Premium per N-V Share/Price per N-V Share	0.0%
Prem./Total Market Cap.	0.0%

Transaction Detail

Company	J.M. Smucker Company (NYSE: SJM)
Effective Date	August 28, 2000
Transaction Description	•	Convert both Class A common shares and Class B common shares to New common shares on a one-for-one basis.
	•	Shareholders had the option to receive either one share of New common stock following the conversion or $18.50 of cash per share of either Class A shares or Class B shares held prior to the transaction as part of a $100 million share repurchase program.
	•	Shareholders of Class A common shares maintained the 10 votes per share following the conversion, while shareholders of Class B common shares are entitled to one vote per share until four years after the effective date of the combination, at which time they will become entitled to ten votes per share.
Repurchase Details	•	The Company offered to repurchase up to $100 million of the Company's common stock at $18.75 per share.
	•	If shareholders elected to receive cash in an aggregate amount in excess of $100 million, the available cash was to be divided among all shareholders that elected to receive cash on a pro-rata basis.

CASE STUDY #4: J.M. SMUCKER COMPANY
—MARKET REACTION—

J.M. Smucker Stock Price Performance

CASE STUDY #5: GARTNER

  •
  Transaction Highlights:

  •
  Attempted to combine Class B shares into Class A shares

  •
  The IRS declined to comment on whether the proposed transaction would adversely impact tax treatment of previous spin-off of Gartner from parent

  •
  Transaction terminated due to tax risk

Transaction Statistics as of Announcement Date

	Stock
	Class A	Class B
	($ in thousands, except per share data)
Rights	Voting	Super-Voting
Price	$9.40	$8.70
Shares Outstanding	51,196	32,548

Transaction Premiums
N-V Share	N/A
Premium per N-V Share/Price per N-V Share	N/A
Prem./Total Market Cap.	N/A

Transaction Detail

Company	Gartner, Inc. (NYSE: IT, ITB)
Effective Date	January 10, 2002 (Announcement of Transaction Abandonment)
Transaction Description	•
Combine shares of Class B Common Stock into shares of Class A Common Stock with shareholders of Class B receiving a to-be-determined amount of shares of Class A Common Stock for each share of Class B Common Stock.
	•	Class B Common Stock would cease to be listed on the NYSE and would no longer have a public market.
Repurchase Details	•	Dual-class capital structure resulted from the spin-off from IMS Health, Inc.
	•	The spin-off resulted in a tax-free distribution by IMS Health to its stockholders of its approximately 46% interest in Gartner's Common Stock.
	•	The IRS issued a private letter ruling to IMS Health ruling that the spin-off would not be taxable to IMS Health or its stockholders.
	•	To protect IMS Health shareholders against the possibility that the IRS might revoke its prior ruling as a result of the combination of Gartner's two classes of Common Stock, the Company sought a private letter ruling that the proposed combination would not adversely affect the prior ruling.
	•	The IRS declined to comment in any way on the proposed combination.
	•	The Company sought alternative tax indemnity insurance, which proved to be cost-prohibitive.
	•	Accordingly, the Company determined that the combination of its Class A and B shares was not in the best interests of shareholders.

CASE STUDY #5: GARTNER
—MARKET REACTION—

Gartner Stock Price Performance

Tab
TRANSACTION CONSIDERATIONS	1
DUAL CLASS CASE STUDIES	2
NEXT STEPS	3

NEXT STEPS

PROPOSED NEXT STEPS

  •
  After today's meeting, Baird suggests the following next steps in the near term:

  •
  Baird receives projections from the Company

  •
  Baird commences valuation work and analysis

  •
  The Company's tax position is evaluated

  •
  A Special Committee of the Board of Directors is formed

  •
  Baird provides preliminary feedback to the Special Committee and the Company